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                    COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

                Exhibit 11 - Computation of Per Share Earnings

                   (In thousands, except per share amounts)




                                                     Three months ended
                                                           March 31,
                                                     -------------------
                                                       1997      1996
                                                     -------------------

PRIMARY EARNINGS PER COMMON SHARE
---------------------------------
Net earnings                                         $  4,872   $  5,762
Preferred stock dividend                                 (225)      (225)
                                                     --------   --------
                                                     $  4,647   $  5,537
                                                     ========   ========

Average common shares outstanding                      45,326     44,273
Average common share equivalents                        1,819      2,648
                                                     --------   --------
Average number of common shares and
 common share equivalents outstanding                  47,145     46,921
                                                     ========   ========
Primary earnings per common share                    $    .10   $    .12
                                                     ========   ========

FULLY DILUTED EARNINGS PER COMMON SHARE
---------------------------------------

Primary net earnings                                 $  4,872   $  5,762
Interest expense, net of income tax expense                23         23
                                                     --------   --------
                                                     $  4,895   $  5,785
                                                     ========   ========

Average number of common shares outstanding            45,326     44,273
Average common share equivalents outstanding            1,819      2,816
Additional shares issuable                              2,603      2,603
                                                     --------   --------
Average number of common shares
 assuming full dilution                                49,748     49,692
                                                     ========   ========
Fully diluted earnings per common share              $    .10   $    .12
                                                     ========   ========